Exhibit 99.1

Energy Recovery REPORTS RECORD FINANCIAL RESULTS FOR REVENUE AND NET INCOME IN THE FOURTH QUARTER of 2013

FOURTH QUARTER HIGHLIGHTS:

●	Net revenue was $23.2 million in the fourth quarter of 2013, up 54% from $15.1 million in the same period of 2012 and representing the strongest revenue quarter in the Company’s history
●	Gross profit margin was 63% in the fourth quarter of 2013, increased from 43% in the same period of 2012 and demonstrating the third consecutive quarter at or above 60%
●	Operating expenses decreased 10% from $8.7 million in the fourth quarter of 2012 to $7.8 million in the fourth quarter of 2013
●

Reflecting the strongest profit quarter in the Company’s history, net income was $6.7 million, or $0.13 per share, compared to a net loss of $(2.2) million, or $(0.04) per share, in the same period of the prior year

FULL YEAR HIGHLIGHTS:

●	In line with expectations, net revenue increased $0.4 million from $42.6 million in 2012 to $43.0 million in 2013 on strong shipments in the fourth quarter
●	Gross profit margin increased from 47% in 2012 to 60% in 2013
●	Operating expenses decreased $0.3 million from $28.9 million in 2012 to $28.6 million in 2013 amid heavy investment tied to the commercialization of oil & gas solutions
●	Net loss reduced by 62% from $(8.3) million in 2012 to $(3.1) million in 2013
●	Loss per share improved from $(0.16) in 2012 to $(0.06) in 2013
●	Cash flow from operations increased by $6.5 million from a use of $(4.4) million in 2012 to $2.1 million in 2013

SAN LEANDRO, Calif., March 5, 2014 -- Energy Recovery, Inc. (Nasdaq Global Select Market: ERII), a global leader in harnessing reusable energy from industrial fluid flows and pressure cycles, announced today its unaudited financial results for the fourth quarter and fiscal year ended December 31, 2013. In the fourth quarter of 2013, the Company achieved net revenue of $23.2 million, reflecting the strongest revenue quarter in the Company’s history. With five mega-project shipments recognized in the current period—two to Saudi Arabia and one each to Oman, the United Arab Emirates, and California—the Company generated net revenue growth of nearly $8.2 million, or 54%, compared to the fourth quarter of 2012. Importantly, such strong revenue results were in line with management’s expectations. Analyzing the revenue in the fourth quarter, management is pleased to report that one of the projects in Saudi Arabia represents the first large contract with Veolia, which hopefully signals the beginning of an enduring relationship with the world’s largest water company. Additionally, the shipment to the Carlsbad project in California marks another first for the Company: that is, the construction of the first large desalination plant on the West Coast of the United States. With persistent drought conditions and emergency rationing measures prevailing in California, management hopes that this project inspires the construction of many plants needed to compensate for diminishing water supplies in the Western United States. Complementing strong mega-project sales in the fourth quarter of 2013 were strong OEM and aftermarket sales. In summary, record-setting revenue in the current quarter exhibited the Company’s strong market position and commanding market share related to the award of desalination projects around the world.

Tom Rooney, President and CEO of Energy Recovery, commented , “While we were not surprised by the revenue results in the fourth quarter after having budgeted accordingly and forecasted consistently throughout the year, we were certainly pleased to discern the predictable earnings power of the Company in the presence of volume. Our market position remains fiercely competitive, we have confidence in the long-term growth potential of the desalination market, and the much-anticipated revenue from oil & gas customers is forthcoming. We are executing relentlessly against our long-term strategic plan to drive revenue growth, and the fourth quarter was another step in the right direction.”

On significantly increased revenue in the fourth quarter of 2013, the Company recorded gross profit margin of 63% in the same period compared to 43% in the fourth quarter of 2012. The gross profit margin achieved in the current period demonstrates the third consecutive quarter of gross profit margins at or in excess of 60%. These strong and consistent levels of gross profit margin are a manifestation of the Company’s success in driving out costs, which included the consolidation of production operations in California, the vertical integration of ceramics processing, the achievement of increased manufacturing yields and reduced scrap, the realization of progressive manufacturing efficiencies, and savings in raw materials due to an enhanced procurement discipline. Also impacting gross profit margin in the current period was a favorable product mix, with PX® devices and related products and services comprising 86% of net revenue and pumps and turbochargers representing the remaining balance of 14%. Comparatively, the product mix in the prior-year quarter was 81% PX devices and 19% pumps and turbochargers.

In the context of strong revenue and compelling gross profit margin, the Company demonstrated a reduction of 10% in operating expenses, decreasing from $8.7 million in the fourth quarter of 2012 to $7.8 million in the fourth quarter of 2013. In the fourth quarter of 2012, operating expenses were impacted by specific non-recurring events, including $1.0 million for the impairment of intangible assets, which related entirely to the full impairment of the trademark purchased as part of the Company’s acquisition of Pump Engineering LLC in December of 2009. Offsetting the impairment loss in the same period was $0.8 million in proceeds from a legal settlement, concluding prolonged litigation with one of the Company’s former suppliers. In sequential terms, operating expenses increased from $6.8 million in the third quarter of 2013 to $7.8 million in the fourth quarter, largely a reflection of an accrual for employee incentives in the current period due to full-year performance in alignment with the annual business plan. Also impacting operating expenses in the fourth quarter of 2013 were increased sales commissions due to the revenue surge and increased legal fees with respect to existing litigation matters. In recognition of a very large market opportunity and a powerful value proposition, the Company continues to make a significant investment tied to the commercialization of oil & gas solutions.

With strong revenue realized through large shipments for mega-projects, compelling gross profit margin due primarily to manufacturing efficiencies, and controlled operating expenses, the Company reported net income of $6.7 million, or $0.13 per share, in the fourth quarter of 2013. This bottom-line performance reflects the single best quarter in the history of the Company by far. Comparatively, the Company reported a net loss of $(2.2) million, or $(0.04) per share, in the fourth quarter of 2012. In annual terms, the Company reduced its net loss from $(8.3) million, or $(0.16) per share, for the year ended December 31, 2012 to $(3.1) million, or $(0.06) per share, for the year ended December 31, 2013. This represents a favorable annual decrease in net loss of $5.2 million, or $0.10 per share.

Rooney remarked, “These bottom-line results were in line with our annual plan, but it is nice to observe such income generation during the fourth quarter of 2013, and it certainly speaks to the hard work and commitment of our employees in execution of our long-term strategy. We have accomplished much of what we set out to do: we have successfully reduced costs and expanded gross profit margins, restored our dominant market position and share, and are now moving rapidly to achieve full commercialization on the oil & gas front. It is my belief, therefore, that 2013 was a great year, proceeding as planned when viewed against financial and strategic milestones. I am very pleased with the current position of the Company, and while we still have much work to do, we are achieving our short- and long-term objectives.”

Rooney continued, “specific to oil & gas, we are making noteworthy progress on our pilot projects—so much so in fact that we were willing to accelerate the sales and marketing investment based on initial observation and feedback. We are now proceeding rapidly toward full commercialization with the benefit of a global, dedicated direct sales force. Accordingly, we anticipate meaningful orders from oil & gas customers in 2014. As we think about projections for desalination in 2014, although we are not prepared to specify guidance due to the inherent difficulties in “calendarizing’ revenue from large projects prone to schedule movement, we do see the year shaping up much as 2013 did. That is, desalination revenue will likely be heavily weighted toward the back half of the year, with another acute concentration of revenue expected in the fourth quarter. Our sales pipeline is heavy, and we do see meaningful growth on the horizon, but we are not yet prepared to guide for 2014 until we have completed our internal market assessment.”

In annual terms, the Company achieved growth of $0.4 million in net revenue from $42.6 million in 2012 to $43.0 million in 2013 due to the predictably strong performance in the fourth quarter. Based on reduced costs realized through manufacturing efficiencies, the Company increased gross profit margin from 47% in 2012 to 60% in 2013. Management believes that these increased levels of gross profit margin are sustainable and improvable to the extent that volume persists and the Company continues to realize cost savings through production efficiencies. Moreover, operating expenses decreased $0.3 million from $28.9 million in 2012 to $28.6 million in 2013 while the Company continued its robust investment in the oil & gas initiative, without which net income would break to the positive.

For the full year of 2013, the Company generated cash flow from operating activities of $2.1 million compared to a use of $(4.4) million in 2012, demonstrating a year-over-year improvement of $6.5 million. Net cash used in 2013 was $(2.3) million, although the purchase of marketable securities net of maturities was $(5.7) million as the Company reinvested excess cash in a diversified bond portfolio. In light of improved operating performance in 2013 along with the benefit of income tax refunds and the sale of property in Michigan, the Company’s balance sheet remains strong. Excluding current and non-current restricted cash of $8.8 million, the Company reported unrestricted cash of $14.4 million, short-term investments of $5.9 million, and long- term investments of $13.7 million, all of which represent a combined total of $34.0 million as of December 31, 2013. For the full year of 2013, the net loss of $(3.1) million included $6.9 million of non-cash expenses, the largest of which were depreciation and amortization of $3.8 million and share-based compensation of $2.2 million. In summary, management was pleased with the cash flow characteristics of the enterprise in 2013, and the balance sheet possesses ample strength and liquidity to facilitate the Company’s long-term growth strategy.

The following table depicts a summary of the Company’s financial progress over the last three years:

	Years Ended December 31,
	2013	2012	2011
Net revenue	$43,045	$42,632	$28,047
Gross profit margin	60%	47%	28%
Total operating expenses	$28,610	$28,866	$33,093
Net loss	$(3,106)	$(8,254)	$(26,443)
Loss per share – basic and diluted	$(0.06)	$(0.16)	$(0.50)
Cash flow from operations	$2,088	$(4,432)	$(8,256)

After substantial revenue growth in 2012, the Company experienced only modest growth for the full year of 2013 with the benefit of revenue in the fourth quarter. The desalination market is expected to grow, driven primarily by anticipated activity in emerging markets such as China and India coupled with respectable growth in the Middle East and North Africa, but the Company can do little to generate demand in this market. Rather, the focus for management is to optimize the Company’s market position, demonstrated by market share of about 90% in 2012 and 2013, while at the same time driving efficiencies in operations based on the available market opportunity. Additionally, management remains intensely focused on creating new avenues for growth in markets beyond desalination.

The Company’s Chief Financial Officer, Alex Buehler, remarked that “in the context of finite market opportunity, we have performed incredibly well based on market share, decreased losses, and improved cash flow. The three-year trend in gross profit margin reveals decisive success associated with the consolidation of production operations in California, the vertical integration of ceramics processing, and the achievement of progressive manufacturing efficiencies. We are able to produce product faster, using less labor and lower material costs, while at the same time generating higher yields and lower scrap. Meanwhile, even as we continue our robust investment to develop potentially high-return and proprietary products for large addressable markets such as oil & gas, we have still managed to control operating expenses. By maximizing our revenue through strong market share, driving gross profit margins through the relentless pursuit of manufacturing efficiencies, and controlling operating expenses while still making bold growth investments, we have achieved vast improvements in bottom-line performance and cash flow generation. Consequently, from the CFO’s perspective, I am very pleased to observe the financial progress and current position of the Company, and I am especially bullish regarding how this all models out in future years.”

Forward-Looking Statements

This press release includes “forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates, or projections and are not guarantees of future events or results. When used in this document, the words “anticipate,” “believe,” “continue,” “expect,” “hope,” “likely,” “will,” and similar expressions are intended to identify forward-looking statements, but are not exclusive means of identifying such statements. Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from the predictions in these forward-looking statements. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements. In addition to any other factors that may have been discussed herein regarding the risks and uncertainties of our business, please see “Risk Factors” in our Form 10-K to be filed with the U.S. Securities and Exchange Commission (“SEC”) on or about March 11, 2014 as well as other reports filed by the Company with the SEC from time to time.

Conference Call to Discuss Fourth Quarter and Fiscal Year Results for 2013

The conference call scheduled for tomorrow at 7:30 a.m. PST will be in a "listen-only" mode for all participants other than the sell-side investment professionals who regularly follow the Company. The toll-free phone number for the call is 877-941-8609 or local 480-629-9692, and the access code is 4666962. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at 800-406-7325 or 303-590-3030 (access code: 4666962) until March 20, 2014. Investors may also access the live call or the replay over the internet at www.streetevents.com or www.energyrecovery.com. The replay will be available approximately three hours after the live call concludes.

About Energy Recovery, Inc.

Energy Recovery, Inc. (NASDAQ: ERII) technology harvests the power of pressure from high-pressure fluid flows and pressure cycles. Through collaboration with industry, Energy Recovery helps make industrial processes within water, oil & gas, and chemical industries more profitable and environmentally sustainable. With over 15,000 energy recovery devices installed worldwide, Energy Recovery sets the standard for engineering excellence, cost savings, and technical services to clients across the globe. Year after year, the company’s clean technologies save clients over $1.4 Billion in energy costs. Headquartered in the San Francisco Bay Area, Energy Recovery has offices in Madrid, Shanghai, and Dubai. For more information about the Company, please visit our website at energyrecovery.com.

Contact:
Alexander J. Buehler
Chief Financial Officer
(510) 483-7370

Unaudited Consolidated Financial Results

ENERGY RECOVERY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net revenue	$23,235	$15,082	$43,045	$42,632
Cost of revenue	8,708	8,583	17,323	22,419
Gross profit	14,527	6,499	25,722	20,213
Operating expenses:
General and administrative	4,071	4,247	15,192	15,146
Sales and marketing	2,345	2,176	7,952	7,290
Research and development	1,115	1,719	4,361	4,774
Amortization of intangible assets	230	257	921	1,042
Restructuring charges	—	92	184	369
Impairment of intangibles	—	1,020	—	1,020
Proceeds from litigation settlement	—	(775)	—	(775)
Total operating expenses	7,761	8,736	28,610	28,866
Loss from operations	6,766	(2,237)	(2,888)	(8,653)
Other income (expense):
Interest expense	—	—	—	(6)
Other non-operating income	30	44	109	143
Loss before income taxes	6,796	(2,193)	(2,779)	(8,516)
(Benefit from) provision for income taxes	69	(9)	327	(262)
Net loss	$6,727	$(2,184)	$(3,106)	$(8,254)
Income (loss) per share:
Basic	$0.13	$(0.04)	$(0.06)	$(0.16)
Diluted	$0.13	$(0.04)	$(0.06)	$(0.16)
Number of shares used in per share calculations:
Basic Shares	51,200	50,900	51,066	51,452
Diluted Shares	53,305	50,900	51,066	51,452

ENERGY RECOVERY, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	December 31,
	2013	2012
	(In thousands, except share data and par value)
ASSETS
Current assets:
Cash and cash equivalents	$14,371	$16,642
Restricted cash	4,311	5,235
Short-term investments	5,856	9,497
Accounts receivable, net of allowance for doubtful accounts of $241 and $217 at December 31, 2013 and 2012	15,483	13,240
Unbilled receivables, current	5,442	5,020
Inventories	4,955	5,135
Deferred tax assets, net	698	500
Land and building held for sale	—	1,345
Prepaid expenses and other current assets	1,018	4,245
Total current assets	52,134	60,859
Restricted cash, non-current	4,468	4,366
Unbilled receivables, non-current	1,197	868
Long-term investments	13,694	4,773
Property and equipment, net	13,903	15,967
Goodwill	12,790	12,790
Other intangible assets, net	4,008	4,929
Other assets, non-current	2	2
Total assets	$102,196	$104,554

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,209	$2,154
Accrued expenses and other current liabilities	8,224	8,555
Income taxes payable	22	39
Accrued warranty reserve	709	1,172
Deferred revenue	779	918
Current portion of capital lease obligations	—	18
Total current liabilities	10,943	12,856
Deferred tax liabilities, non-current, net	2,131	1,706
Deferred revenue, non-current	130	411
Other non-current liabilities	2,077	2,200
Total liabilities	15,281	17,173
Commitments and Contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 53,136,704 shares issued and 51,354,101 shares outstanding at December 31, 2013 and 52,685,129 shares issued and 50,902,526 shares outstanding at December 31, 2012	53	53
Additional paid-in capital	119,932	117,264
Accumulated other comprehensive loss	(107)	(79)
Treasury stock, at cost, 1,782,603 shares repurchased at December 31, 2013 and 2012	(4,000)	(4,000)
Accumulated deficit	(28,963)	(25,857)
Total stockholders’ equity	86,915	87,381
Total liabilities and stockholders’ equity	$102,196	$104,554

ENERGY RECOVERY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Years Ended December 31,
	2013	2012
	(In thousands)
Cash Flows From Operating Activities
Net loss	$(3,106)	$(8,254)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	3,797	3,802
Non-cash restructuring charges	184	314
Impairment of intangible assets	—	1,020
Loss on disposal of fixed assets	71	49
Amortization of premiums on investments	409	507
Interest accrued on notes receivables from stockholders	—	(1)
Share-based compensation	2,177	2,615
Loss (gain) on foreign currency transactions	(27)	(5)
Deferred income taxes	227	150
Provision for doubtful accounts	69	6
Provision for warranty claims	126	601
Valuation adjustments for excess or obsolete inventory	297	857
Release of accruals related to expired warranties	(340)	—
Other non-cash adjustments	(123)	113
Changes in operating assets and liabilities:
Accounts receivable	(2,303)	(6,779)
Unbilled receivables	(751)	(4,830)
Inventories	(117)	1,832
Prepaid and other assets	3,227	692
Accounts payable	(866)	583
Accrued expenses and other liabilities	(425)	2,068
Income taxes payable	(18)	19
Deferred revenue	(420)	209
Net cash provided by (used in) operating activities	2,088	(4,432)
Cash Flows From Investing Activities
Capital expenditures	(1,132)	(2,810)
Proceeds from sale of capitalized assets	1,163	—
Restricted cash	822	1,318
Purchases of marketable securities	(15,278)	(4,961)
Maturities of marketable securities	9,573	13,116
Net cash (used in) provided by investing activities	(4,852)	6,663
Cash Flows From Financing Activities
Repayment of long-term debt	—	(85)
Repayment of capital lease obligation	(18)	(82)
Net proceeds from issuance of common stock	504	30
Repurchase of common stock	—	(4,000)
Repayment of notes receivable from stockholders	—	24
Net cash provided by (used in) financing activities	486	(4,113)
Effect of exchange rate differences on cash and cash equivalents	7	17
Net change in cash and cash equivalents	(2,271)	(1,865)
Cash and cash equivalents, beginning of year	16,642	18,507
Cash and cash equivalents, end of year	$14,371	$16,642